EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

Corporate Office
3697 Mt. Diablo Blvd., Suite 310
Lafayette, CA 94549
(925) 283-4573
Fax (925) 283-4984

FOR IMMEDIATE RELEASE

Contact:	Andrew Tammen
Central Garden & Pet
(925) 283-4573

CENTRAL GARDEN & PET COMPANY ANNOUNCES
PROPOSED PRIVATE PLACEMENT OF
SENIOR SUBORDINATED NOTES DUE 2013

LAFAYETTE, CALIFORNIA, January 13, 2003 – Central Garden & Pet Company (NASDAQ: CENT) announced today that it is proposing to offer in a private placement $150,000,000 aggregate principal amount of Senior Subordinated Notes.

The net proceeds of the offering will be used to redeem its outstanding convertible notes, including the payment of premium and accrued interest, reduce a portion of the outstanding indebtedness under its senior credit facilities, and pay related fees and expenses.

The Senior Subordinated Notes due 2013 have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the Notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

Central Garden & Pet Company is a leading marketer and producer of quality branded products for the pet and lawn and garden supplies markets.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

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